Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Share Repurchase Program
INDIANA, PA - March 4, 2019 - First Commonwealth Financial Corporation (NYSE: FCF) today announced that its Board of Directors has authorized a new $25.0 million share repurchase program of the company’s common stock. During the fourth quarter of 2018, First Commonwealth completed a previously announced $25.0 million common stock repurchase program, under which the corporation repurchased 1,843,373 shares at an average price of $13.56 per share.
Under the new program, management is authorized to repurchase shares through Rule 10b5-1 plans, open market purchases, privately negotiated transactions, block purchases or otherwise in a manner that is intended to comply with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934. First Commonwealth may suspend or discontinue the program at any time.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with 137 community banking offices in 22 counties throughout western and central Pennsylvania and central and northeastern Ohio, as well as a Corporate Banking Center in northeast Ohio and mortgage offices in Stow and Dublin, Ohio.  First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.  For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.
Forward-Looking Statements
This press release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact First Commonwealth Financial Corporation’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions; changes in interest rates, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental and regulatory factors affecting First Commonwealth’s operations, pricing, products and services. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Please refer to the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for a comprehensive description of these risks and uncertainties.

Media Relations:
Jonathan E. Longwill
Vice President / Communications and Media Relations
Phone: 724-463-6806
E-mail: JLongwill@fcbanking.com

Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com

###